UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

SEARS HOLDINGS CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51217	20-1920798
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Beverly Road Hoffman Estates, Illinois	60179
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (847) 286-2500

(Former name or former address, if changed since last report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2014, the Compensation Committee of the Board of Directors of Sears Holdings Corporation (“Sears Holdings”) approved awards (“Make-Whole Awards”) to holders (“Stock Plan Holders”) of outstanding awards under the Sears Holdings Corporation 2006 Stock Plan (the “2006 Stock Plan”) and the Sears Holdings Corporation 2013 Stock Plan (the “2013 Stock Plan” and together with the 2006 Stock Plan, the “Stock Plans”). The Make-Whole Awards were approved to preserve the benefit of the underlying equity awards in connection with Sears Holdings’ distribution (the “Distribution”) of all of the issued and outstanding common stock of Lands’ End, Inc. (“Lands’ End”) to the holders of Sears Holdings common stock as of 5:30 p.m. Eastern time on March 24, 2014, the record date for the Distribution (the “Record Date”), except that the Stock Plan Holders will not receive Lands’ End common stock through the Distribution.

The Make-Whole Awards granted to each holder as of the Record Date of unvested restricted stock (“Unvested Restricted Shares”) issued pursuant to the Stock Plans will be in the form of a cash award, subject to the same vesting requirements and other terms for the Unvested Restricted Shares to which the cash award is attributable. Each cash award will represent the right to receive on the applicable vesting date a cash payment from Sears Holdings equal to the value of the Lands’ End common stock and cash in lieu of fractional shares that would have been distributed in the Distribution to the holder of an Unvested Restricted Share (based on the 0.300795 Distribution Ratio for the Distribution), subject to the satisfaction of applicable tax withholding obligations. The executive officers named in the Sears Holdings 2014 proxy statement owned, as of the Record Date, the number of Unvested Restricted Shares set forth after his name: (1) Edward S. Lampert, Chief Executive Officer - 0 shares; (2) Robert A. Schriesheim, Executive Vice President and Chief Financial Officer – 45,963 shares; (3) Jeffrey A. Balagna, Executive Vice President and Chief Information Officer – 33,282 shares; (4) Ronald D. Boire, Executive Vice President, Chief Merchandising Officer and President, Sears Full Line Stores and Kmart Formats – 25,000 shares; and (5) Imran Jooma, Executive Vice President, and President, Online, Marketing, Pricing and Financial Services – 4,270 shares. The Make-Whole Award granted to Mr. Lampert will be in the form of an award of shares of Sears Holdings common stock with respect to the total of 113,418 shares of Sears Holdings common stock that are scheduled to be issued to him under the 2013 Stock Plan subsequent to the Record Date (“Annual Award Shares”) through January 31, 2015, subject to the same terms that govern the issuance of the Annual Award Shares. Mr. Lampert’s Make-Whole Award will represent the right to receive the number of additional shares of Sears Holdings common stock calculated by dividing (1) the value of the Lands’ End common stock that would have been distributed in the Distribution to Mr. Lampert with respect to the Annual Award Shares had the Annual Award Shares been issued and held by Mr. Lampert on the Record Date (based on the Distribution Ratio), by (2) the volume-weighted average price per share of the Sears Holdings common stock for the 10 trading-day period immediately following the date of the Distribution, rounded to the nearest whole share, subject to the satisfaction of applicable tax withholding obligations. The shares of Sears Holdings common stock to be granted under Mr. Lampert’s Make-Whole Award will be issued in equal monthly installments on the last business day of each month through January 31, 2015, except that the monthly installment for March 2014 will be issued on or about April 21, 2014, subject to the same terms that govern the issuance of the Annual Award Shares. For purposes of all Make-Whole Awards, the value of each share of Lands’ End common stock shall be the volume-weighted average price per share of Lands’ End common stock for the 10 trading-day period immediately following the date of the Distribution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARS HOLDINGS CORPORATION

	By:	/s/ Dorian R. Williams
Dorian R. Williams Vice President, Deputy General Counsel and Assistant Secretary

Date: April 3, 2014

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